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                                                                   EXHIBIT 23(D)

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Meridian Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of CoreStates Financial Corp and in the related Prospectus of our report dated January 17, 1996, except as to Note 2, which is as of February 23, 1996, with respect to the consolidated balance sheets of Meridian Bancorp, Inc. and subsidiaries as of December 31, 1995, and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Form 8-K of CoreStates Financial Corp dated April 3, 1996 incorporated by reference in this registration statement]. The report of KPMG Peat Marwick LLP covering the aforementioned financial statements contains an explanatory paragraph which discusses that Meridian adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 112, Employers' Accounting for Postemployment Benefits, in 1994, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and No. 109, Accounting for Income Taxes, in 1993.

We consent to the reference to our firm under the heading of "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
April 3, 1996